UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2013

RETAILMENOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36005	26-0159761
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

301 Congress Avenue, Suite 700

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 777-2970

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gokul Rajaram to the Board of Directors.

On October 21, 2013, RetailMeNot, Inc. (the “Company”) issued a press release announcing the appointment of Gokul Rajaram to the board of directors and the compensation committee thereof effective as of October 15, 2013. Mr. Rajaram will serve as a Class III director and will stand for re-appointment as a Class III director at the Company’s 2016 annual meeting of shareholders. At the time of his appointment, Mr. Rajaram was awarded RSUs valued at $150,000 and options to purchase Series 1 common stock of the Company valued at $150,000 in accordance with the Company’s standard director compensation practices. The options and RSUs shall vest on the one-year anniversary of the date of grant. Mr. Rajaram also received a $30,000 retainer in connection with his appointment to the board of directors and a $5,000 retainer in connection with his appointment to the compensation committee in accordance with the Company’s standard director compensation practices in each case.

Mr. Rajaram was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions (as defined in Item 404(a) of Regulation S-K) between Mr. Rajaram and the Company.

The press release announcing the appointment of Mr. Rajaram is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Appointment of Steven Pho as Senior Vice President, Corporate Development.

On October 15, 2013, the Company’s board of directors appointed Steven T. Pho, age 36, to serve as Senior Vice President, Corporate Development. In connection with his appointment as Senior Vice President, Corporate Development, Mr. Pho was awarded an option to purchase 35,000 shares of the Company’s Series 1 Common Stock, which option shall vest monthly over a four-year period measured from the date of grant.

In connection with his appointment as Senior Vice President, Corporate Development, the Company entered into an amendment of Mr. Pho’s existing employment agreement which increased Mr. Pho’s base salary to $240,000 and set his target bonus at 40% of his base salary. The amendment also provided that in the event Mr. Pho is terminated without cause, he will be entitled to receive his then current base salary for a period of six months from the date of such termination and shall be entitled to receive a lump sum cash payment equal to six times the monthly premium cost to Mr. Pho of participation in the Company’s medical, prescription drug, dental, vision and any other group health plans. Additionally, upon the occurrence of a change in control, as defined in the agreement, 25% of any unvested shares subject to any equity awards issued to Mr. Pho will immediately accelerate and vest and become exercisable in full.

Mr. Pho joined the Company as the Head of Business Development in April 2011 and was promoted to Vice President, Corporate Development in July 2012. In his current role as Senior Vice President, Corporate Development, Mr. Pho is responsible for leading all global mergers and acquisitions and identifying and developing strategic partnerships and new business opportunities. Previously, he served as Vice President of Internet and new media investment banking at Thomas Weisel Partners (now Stifel Nicolaus Weisel) in San Francisco. Prior to that, he was a member of the technology investment banking group at the global investment bank Houlihan Lokey Howard & Zukin in San Francisco. With more than nine years of investment banking experience, Mr. Pho has advised and executed a range of mergers and acquisitions and public and private capital financings for growth companies in the technology industry. Mr. Pho holds an M.B.A. from the University of Southern California and a bachelor’s degree in finance from the University of Denver.

There is no arrangement or understanding between Mr. Pho and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Pho and any of the Company’s directors or executive officers. There are no related party transactions (as defined in Item 404(a) of Regulation S-K) between Mr. Pho and the Company.

Amendment of Employment Agreement with Louis Agnese.

On October 15, 2013, the Company and Louis J. Agnese, III, the Company’s General Counsel and Secretary, entered into an amendment to Mr. Agnese’s existing employment agreement to provide that in the event Mr. Agnese is terminated without cause he will be entitled to receive his then current base salary for a period of six months from the date of such termination and shall be entitled to receive a lump sum cash payment equal to six times the monthly premium cost to Mr. Agnese of participation in the Company’s medical, prescription drug, dental, vision and any other group health plans.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated October 21, 2013.

The information furnished in this Current Report on Form 8-K under Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities of Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAILMENOT, INC.

Date: October 21, 2013	/s/ Louis J. Agnese, III
Louis J. Agnese, III General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 21, 2013.